CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Time Warner Inc. and the prospectuses related thereto, of our report dated February 5, 1996, which appears on page 53 of Turner Broadcasting System, Inc.'s Annual Report to Shareholders, which is incorporated by reference in Turner Broadcasting System, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference in the Current Report on Form 8-K of Time Warner Inc. dated March 21, 1997, which is incorporated by reference in this Registration Statement and the prospectuses related thereto. We also consent to the reference to us under the heading "Experts" in such Registration Statement and the prospectuses related thereto.



Price Waterhouse LLP
Atlanta, Georgia
May 15, 1997